As filed with the Securities and Exchange Commission on February 13, 2009

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HearUSA, Inc.

(Exact name of registrant as specified in its charter)

Delaware	22 2748248
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1250 Northpoint Parkway

West Palm Beach, Florida 33407

(561) 478-8770

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Stephen J. Hansbrough

Chief Executive Officer

HearUSA, Inc.

1250 Northpoint Parkway

West Palm Beach, Florida 33407

(561) 478-8770

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies of all correspondence to:

LaDawn Naegle, Esq.

Bryan Cave LLP

700 13th Street, N.W., Suite 700

Washington, D.C. 20005 3960

(202) 508-6000

Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒

Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Class(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, $0.10 par value per share	6,400,000	$0.56	$3,584,000	$140.85

(1)

Pursuant to the Amended and Restated Rights Agreement between the Registrant and the Bank of New York, as Rights Agent, dated as of July 11, 2002, Preferred Stock Purchase Rights are attached to and trade with the common stock. Value attributed to such Preferred Stock Purchase Rights, if any, is reflected in the market price of the common stock.

(2)

This Registration Statement also registers such indeterminate number of additional shares as may be issued or issuable as a result of stock splits, stock dividends or similar transactions covered by Rule 416 under the Securities Act of 1933, as amended.

(3)

Estimated solely for the purposes of determining the registration fee pursuant to Rule 457(c), based on the average of the high and low sales prices for the common stock as reported on the NYSE Alternext US on February 12, 2009.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion Dated February 13, 2009

PROSPECTUS

HearUSA, Inc.

Common Stock

The selling stockholder may offer to sell from time to time up to 6,400,000 shares of the common stock of HearUSA, Inc. See “Selling Stockholder” below. HearUSA will not receive any of the proceeds from sales of these shares of common stock by the selling stockholder.

The selling stockholder may sell the shares of common stock offered by this prospectus at prices determined by the prevailing market prices for the common stock or in negotiated transactions. The selling stockholder may also sell the shares to or with the assistance of broker-dealers.

HearUSA common stock is traded on the NYSE Alternext US under the symbol “EAR.” On February 12, 2009, the last reported sale price of the common stock on the NYSE Alternext US was $0.56 per share.

_______________

Before buying any shares, you should read the discussion of risks under “Risk Factors” beginning on page 2.

_______________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February ___, 2009.

TABLE OF CONTENTS

Page

THE COMPANY	2
RISK FACTORS	2
FORWARD-LOOKING STATEMENTS	8
USE OF PROCEEDS	8
SELLING STOCKHOLDER	8
PLAN OF DISTRIBUTION	9
COMMON STOCK	11
INTERESTS OF NAMED EXPERTS AND COUNSEL	12
AVAILABLE INFORMATION	12
INFORMATION INCORPORATED BY REFERENCE	12
LEGAL MATTERS	13
EXPERTS	13

THE COMPANY

HearUSA, Inc. has a network of 202 company-owned hearing care centers in nine states and the Province of Ontario, Canada. We also sponsor approximately 1,900 credentialed audiology providers as part of a nationwide network of providers that participate in selected hearing benefit programs contracted by the company with employer groups, health insurers and benefit sponsors in 49 states. The centers and the network providers provide audiological products and services for the hearing impaired. Additionally, the company maintains a website that enables online purchases of hearing related products, such as batteries, hearing aid accessories and assistive listening devices.

HearUSA was incorporated in Delaware on April 11, 1986 under the name HEARx Ltd., and formed HEARx West LLC, a fifty-percent owned joint venture with Kaiser Permanente, in 1998. In July 2002, we acquired Helix Hearing Care of America Corp. and changed our name from HEARx Ltd. to HearUSA, Inc. Our principal executive offices are located at 1250 Northpoint Parkway, West Palm Beach, Florida 33407, and our telephone number is (561) 478-8770.

RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the following risks and all other information contained and incorporated by reference in this prospectus before purchasing the common stock offered by this prospectus. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of may become important factors that affect us. If any of the following risks occur, our business, financial condition and results of operations could be materially and adversely affected. In that event, the trading price of our shares could decline, and you may lose part or all of your investment.

HearUSA has a history of operating losses and may never be profitable.

HearUSA has incurred net losses in each year since its organization. Our accumulated deficit at December 29, 2007 was approximately $113.0 million and at September 27, 2008 was approximately $113.6 million. We expect quarterly and annual operating results to fluctuate, depending primarily on the following factors:

•	Timing of product sales;
•	Level of consumer demand for our products;
•	Timing and success of new centers and acquired centers; and
•	Timing and amounts of payments by health insurance and managed care organizations.

There can be no assurance that HearUSA will achieve profitability in the near or long term or ever.

The current severe economic downturn may adversely affect our sales.

Our business is affected by general economic conditions. As the downturn in the economy affects consumer spending, our sales are affected directly because many consumers forego attending to their hearing health care or select lower cost hearing aids in order to conserve cash. This adversely affects our unit sales. A sustained downturn in the economy in our local areas of operations, as well as on the state, national and international levels, will adversely affect the performance of our centers and our network providers.

We may not effectively compete in the hearing care industry.

The hearing care industry is highly fragmented and barriers to entry are low. Approximately 9,000 practitioners provide testing and dispense products and services that compete with those sold and provided by HearUSA. We also compete with small retailers, as well as large networks of franchisees and distributors established by larger companies, such as those manufacturing and selling Miracle Ear and Beltone products. Some of the larger companies have far greater resources than HearUSA and could expand and/or change their operations to capture the market targeted by HearUSA. Large discount retailers, such as Costco Wholesale Corporation, also sell hearing aids and present a competitive threat in our markets. In addition, it is possible that the hearing care market could be effectively consolidated by the establishment of cooperatives, alliances or associations that could compete more successfully for the market targeted by us.

We are dependent on manufacturers who may not perform.

HearUSA is not a hearing aid manufacturer. We rely on major manufacturers to supply our hearing aids and to supply hearing enhancement devices. A significant disruption in supply from any or all of these manufacturers could materially adversely affect our business. Our strategic and financial relationship with Siemens Hearing Instruments, Inc. requires us to purchase from Siemens a significant portion of our requirements of hearing aids at specified prices for a period of seven years (December 2008 to February 2015). Although Siemens is the world’s largest manufacturer of hearing devices, there can be no assurance that Siemens’ technology and product line will remain desirable in the marketplace. Furthermore, if Siemens’ manufacturing capacity cannot keep pace with the demand of HearUSA and other customers, our business may be adversely affected.

We may not be able to access funds under our credit facility with Siemens if we cannot maintain compliance with the restrictive covenants contained therein and in our supply agreement with Siemens.

HearUSA and Siemens Hearing Instruments Inc. are parties to a credit agreement pursuant to which HearUSA has obtained a $50 million secured credit facility from Siemens. As of December 27, 2008, an aggregate of approximately $47 million in loans was outstanding under the credit facility. To continue to access the credit facility, we are required to comply with the terms of the amended credit facility, including compliance with restrictive covenants. There can be no assurance that we will be able to comply with these covenants in the future and, accordingly, may be unable to access the funds provided under the credit facility. If we are unable to comply with these covenants, we may be found in default by Siemens and all loans would be immediately due and payable under the credit agreement. In addition, we have entered into a supply agreement with Siemens, which imposes certain purchase requirements on us. If we fail to comply with the supply agreement, Siemens may declare us in default under the credit agreement and all loans would be immediately due and payable. This would have a material adverse effect on our ability to do business.

Current credit and financial market conditions could prevent or delay us from obtaining financing if our Siemens facility is unavailable to us, which would adversely affect our business, our operating results and financial condition.

Due to the recent severe tightening of credit markets and concerns regarding the availability of credit around the world, we may not be able to obtain necessary financing if the Siemens facility becomes unavailable to us because of a default by us under that facility or any other reason. Current market conditions could severely limit our ability to access capital. Because our stock is has a low trading volume, we may not be able to access the equity market or may be limited in the amount of equity financing. If we need to obtain equity or debt financing, we may not be able to do so on satisfactory terms. This could adversely affect our business, operating results and financial condition.

We rely on qualified audiologists, without whom our business may be adversely affected.

HearUSA currently employs approximately 245 licensed hearing professionals, of whom approximately 179 are audiologists and 66 are licensed hearing aid specialists. If we are not able to attract and retain qualified audiologists, we will be less able to compete with networks of hearing aid retailers or with the independent audiologists who also sell hearing aids and our business may be adversely affected. Many audiologists are obtaining doctorate degrees, and the increased educational time required at the doctoral level is further restricting the pool of audiologists available for employment.

We may not be able to maintain existing agreements or enter into new agreements with health insurance and managed care organizations, which may result in reduced revenues.

HearUSA enters into provider agreements with health insurance companies and managed care organizations for the furnishing of hearing care in exchange for fees. The terms of most of these agreements are to be renegotiated annually, and these agreements may be terminated by either party, usually on 90 days or less notice at any time. There is no certainty that we will be able to maintain these agreements on favorable terms or at all. If we cannot maintain these contractual arrangements or enter into new arrangements, there will be a material adverse effect on our revenues and results of operations. In addition, the early termination of or failure to renew the agreements that provide for payment to HearUSA on a per-patient-per-month basis would cause us to lower our estimates of revenues to be received over the life of the agreements. This could have a material adverse effect on our results of operations.

We depend on our joint venture for our California operations and may not be able to attract sufficient patients to our California centers without it.

HEARx West LLC, our joint venture with Kaiser Permanente, operates 38 full-service centers in California. Since their inception, HEARx West centers have derived approximately two-thirds of their revenues from sales to Kaiser Permanente members, including revenues through an agreement between the joint venture and Kaiser Permanente’s California division servicing its hearing benefited membership. If Kaiser Permanente does not perform its obligations under the agreement, or if the agreement is not renewed upon expiration, the loss of Kaiser patients in the HEARx West centers would adversely affect our business. In addition, HEARx West centers would be adversely affected by the loss of the ability to market to Kaiser members and promote the business within Kaiser’s medical centers, including the referral of potential customers by Kaiser.

We rely on the efforts and success of managed care companies that may not be achieved or sustained.

Many managed care organizations, including some of those with whom we have contracts, have experienced and are continuing to experience significant difficulties arising from the widespread growth and reach of available plans and benefits. If the managed care organizations are unable to attract and retain covered members in our geographic markets, we may be unable to sustain the operations of our centers in those geographic areas. In addition, managed care organizations are subject to changes in federal legislation affecting healthcare. Administration changes in 2009 may have an effect on the way these organizations deliver services to their members. If these changes result in contract cancellations with these organizations, there can be no assurance that we can maintain all of our centers. We will close centers where warranted and such closures could have a material adverse effect on us.

We may not be able to maintain accreditation, and our revenues may suffer.

HearUSA had a three-year accreditation from the Joint Committee on Accreditation of Healthcare Organizations (JCAHO) that ended in 2008. The Network PPO (preferred provider organization) accreditation by JCAHO is no longer available. Accordingly, the Company continued its distinctive quality assurance by undergoing health network accreditation through the Utilization Review Accreditation Commission (URAC). HearUSA is now accredited by URAC. There can be no assurance that URAC accreditation will provide the same quality assurance to the public as the JCAHO accreditation provided or that we can maintain our accreditation. If we are not able to maintain our accredited status, our revenues may suffer.

We are exposed to potential product and professional liability that could adversely affect us if a successful claim is made in excess of insurance policy limits.

In the ordinary course of its business, HearUSA may be subject to product and professional liability claims alleging that products sold or services provided by the company failed or had adverse effects. We maintain liability insurance at a level which we believe to be adequate. A successful claim in excess of the policy limits of the liability insurance could materially adversely affect our business. As the distributor of products manufactured by others, we believe we would properly have recourse against the manufacturer in the event of a product liability claim. There can be no assurance, however, that recourse against a manufacturer by HearUSA would be successful, or that any manufacturer will maintain adequate insurance or otherwise be able to pay such liability.

Risks Relating to HearUSA Common Stock

The price of our common stock is volatile and could decline.

The price of HearUSA common stock could fluctuate significantly, and you may be unable to sell your shares at a profit. There are significant price and volume fluctuations in the market generally that may be unrelated to our operating performance, but which nonetheless may adversely affect the market price for HearUSA common stock. The price of our common stock could change suddenly due to factors such as:

•	the amount of our cash resources and ability to obtain additional funding;
•	economic conditions in markets we are targeting;
•	fluctuations in operating results;
•	changes in government regulation of the healthcare industry;
•	failure to meet estimates or expectations of the market; and
•	rate of acceptance of hearing aid products in the geographic markets we are targeting.

Any of these conditions may cause the price of HearUSA common stock to fall, which may reduce business and financing opportunities available to us and reduce your ability to sell your shares at a profit, or at all.

HearUSA might fail to maintain a listing for its common stock on the NYSE Alternext US, making it more difficult for stockholders to dispose of or to obtain accurate quotations as to the value of their HearUSA stock.

HearUSA common stock is presently listed on the NYSE Alternext US. The NYSE Alternext US will consider delisting a company’s securities if, among other things,

•	the company fails to maintain stockholder’s equity of at least $2 million if the company has sustained losses from continuing operations or net losses in two of its three most recent fiscal years;

•	the company fails to maintain stockholder’s equity of $4 million if the company has sustained losses from continuing operations or net losses in three of its four most recent fiscal years;

•	the company fails to maintain stockholder’s equity of $6 million if the company has sustained losses from continuing operations or net losses in its five most recent fiscal years; or

•

the company has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the NYSE Alternext US, as to whether such issuer will be able to continue operations and/or meet its obligations as they mature.

HearUSA may not be able to maintain its listing on the NYSE Alternext US, and there may be no public market for the HearUSA common stock. In the event that HearUSA common stock is delisted from the NYSE Alternext US, trading, if any, in the common stock would be conducted in the over-the-counter market. As a result, you would likely find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, your HearUSA common stock.

If “penny stock” regulations apply to HearUSA common stock, you may not be able to sell or dispose of your shares.

If HearUSA common stock is delisted from the NYSE Alternext US, the “penny stock” regulations of the Securities and Exchange Commission might apply to transactions in the common stock. A “penny stock” generally includes any over-the-counter equity security that has a market price of less than $5.00 per share. The Commission regulations require the delivery, prior to any transaction in a penny stock, of a disclosure schedule prescribed by the Commission relating to the penny stock. A broker-dealer effecting transactions in penny stocks must make disclosures, including disclosure of commissions, and provide monthly statements to the customer with information on the limited market in penny stocks. These requirements may discourage broker-dealers from effecting transactions in penny stocks. If the penny stock regulations were to become applicable to transactions in shares of HearUSA common stock, they could adversely affect your ability to sell or otherwise dispose of your shares.

Exercise of outstanding HearUSA options and warrants could cause substantial dilution.

As of December 27, 2008, outstanding warrants and options of HearUSA included:
•	Warrants to purchase approximately 2.5 million shares of common stock and
•	Options to purchase approximately 5.8 million shares of common stock.

To the extent outstanding options or warrants are exercised or additional shares of capital stock are issued, stockholders will incur additional dilution.

Future sales of shares may depress the price of HearUSA common stock.

If substantial stockholders sell shares of HearUSA common stock into the public market, or investors become concerned that substantial sales might occur, the market price of HearUSA common stock could decrease. Such a decrease could make it difficult for HearUSA to raise capital by selling stock or to pay for acquisitions using stock. In addition, HearUSA employees hold a significant number of options to purchase shares, many of which are presently exercisable. Employees may exercise their options and sell shares soon after such options become exercisable, particularly if they need to raise funds to pay for the exercise of such options or to satisfy tax liabilities that they may incur in connection with exercising their options.

Because of the HearUSA rights agreement and the related rights plan for the exchangeable shares, a third party may be discouraged from making a takeover offer which could be beneficial to HearUSA and its stockholders.

HearUSA has entered into a rights agreement with The Bank of New York, as rights agent. HEARx Canada Inc. has adopted a similar rights plan relating to the exchangeable shares of HEARx Canada Inc. issued in connection with the acquisition of Helix. The rights agreements contain provisions that could delay or prevent a third party from acquiring HearUSA or replacing members of the HearUSA board of directors, even if the acquisition or the replacements would be beneficial to HearUSA stockholders. The rights agreements could also result in reducing the price that certain investors might be willing to pay for HearUSA capital stock.

Terms of our agreement with Siemens may discourage a third party from making a takeover offer which could be beneficial to HearUSA and its stockholders.

Pursuant to the terms of the Investor Rights Agreement with Siemens, the Company is obligated to provide Siemens with a right of first refusal in the event the Company proposes a transaction that would constitute a change of control with, or primarily involving, a person in the hearing aid industry. The existence of this right may discourage a third party in the hearing aid industry from making a takeover offer which could be beneficial to HearUSA and its stockholders.

Other Risks Relating to the Business of HearUSA

We may not be able to obtain additional capital on reasonable terms, or at all, to fund our operations.

If capital requirements vary from those currently planned or losses are greater than expected, HearUSA may require additional financing. If additional funds are raised through the issuance of convertible debt or equity securities, the percentage ownership of existing stockholders may be diluted, the securities issued may have rights and preferences senior to those of stockholders, and the terms of the securities may impose restrictions on operations. If adequate funds are not available on reasonable terms, or at all, we may be unable to take advantage of future opportunities to develop or enhance our business or respond to competitive pressures and possibly even to remain in business.

Acquisitions or investments could negatively affect our operations and financial results or dilute the ownership percentage of our stockholders.

We have implemented a strategic acquisition program. We may have to devote substantial time and resources in order to integrate completed acquisitions or complete potential acquisitions. We may not identify or complete acquisitions in a timely manner, on a cost-effective basis, or at all. Acquired operations may not be effectively integrated into our operations and may fail. In the event of any future acquisitions, HearUSA could:

•	issue additional stock that would further dilute our current stockholders’ percentage ownership;

•	incur debt;

•	assume unknown or contingent liabilities; or

•	experience negative effects on reported operating results from acquisition-related charges and amortization of acquired technology, goodwill and other intangibles.

These transactions involve numerous risks that could harm operating results and cause the price of HearUSA common stock price to decline, including:

•	potential loss of key employees of acquired organizations;
•	problems integrating the acquired business, including its information systems and personnel;
•	unanticipated costs that may harm operating results;
•	diversion of management’s attention from business concerns; and
•	adverse effects on existing business relationships with customers.

Any of these risks could harm the business and operating results of HearUSA

Increased exposure to currency fluctuations could have adverse effects on our reported earnings.

Most of HearUSA’s revenues and expenses are denominated in U.S. dollars. Some of our revenues and expenses are denominated in Canadian dollars and, therefore, we are exposed to fluctuations in the Canadian dollar. As a result, our earnings will be affected by increases or decreases in the Canadian dollar. Increases in the value of the Canadian dollar versus the U.S. dollar would tend to increase reported earnings (or reduce losses) in U.S. dollar terms, and decreases in the value of the Canadian dollar versus the U.S. dollar would tend to reduce reported earnings (or increase losses).

FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference forward-looking statements based on our current expectations, assumptions, estimates and projections about us and our industry. These forward-looking statements involve risks and uncertainties and include, in particular, statements about our plans, strategies and prospects under the heading “The Company” in this prospectus and “Management’s Discussion and Analysis of Results of Operations and of Financial Condition” in our annual report on Form 10-K. You can identify certain forward-looking statements by our use of forward-looking terminology such as the words “may,” “will,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to the factors described in the “Risk Factors” section and elsewhere in and incorporated by reference in this prospectus. We do not undertake to update or revise these forward-looking statements to reflect new events or circumstances.

USE OF PROCEEDS

HearUSA will not receive any proceeds from the sale of the shares being offered by the selling stockholder. All such proceeds will be received by the selling stockholder.

SELLING STOCKHOLDER

HearUSA is registering the shares of common stock offered by this prospectus on behalf of the selling stockholder listed in the table below. We have registered the shares to permit the selling stockholder and its pledgees, donees, transferees or other successors-in-interest that receive their shares from the selling stockholder as a gift, distribution or other non-sale related transfer after the date of this prospectus to resell the shares when they deem appropriate.

We have purchased hearing aid units from the selling stockholder, Siemens Hearing Instruments, Inc. (“Siemens”), for many years. On December 7, 2001, we entered into a more strategic relationship with Siemens, signing a supply agreement, a credit agreement and a security agreement. In exchange for the extension of credit in a credit facility by Siemens to the Company, the Company agreed to purchase a certain percentage of its hearing aid requirements from Siemens at reduced prices. We used much of the credit line to finance our acquisitions.

In 2003 and again in 2005, the Company and Siemens amended the credit facility. Certain payments under the 2001 loan, as revised in 2003 and again in 2005, were deemed paid as long as we purchased a certain portion of our hearing aid requirements from Siemens under the supply agreement. The credit facility was secured by a first priority security interest in substantially all of our assets.

On February 10, 2006, we again amended our arrangements with Siemens, this time agreeing to continue our strategic relationship and restructure the then outstanding $23.1 million indebtedness of the Company to Siemens under the original credit agreement, as amended. The new facility was for a total of $26 million. As under the prior credit facility, rebate credits were earned as we sold Siemens units and so long as we maintained the minimum purchase levels set out in the supply agreement.

On December 30, 2006, we again revised our arrangements. We increased and restructured the credit facility, extended the term of the credit facility and supply agreement and granted to Siemens certain conversion rights for up to approximately 6.4 million shares with respect to some of the debt under the amended credit agreement. The amended agreements still provided for the Company to earn rebate credits based on minimum purchase requirements set out in the supply agreement, which credits were then applied to reduce principal and interest payments under the amended credit agreement. In the December 2006 amendments, Siemens also agreed to provide the Company with additional volume discounts and rebates when certain volume tests were met. Also in connection with the December 2006 transaction, we entered into an investor rights agreement with Siemens.

On December 23, 2008, we again amended our arrangements, entering into (i) amendments to the credit agreement, supply agreement, investor rights agreement and security agreement and (ii) a stock purchase agreement. Under the terms of the of the amendment to the supply agreement and the stock purchase agreement, the parties agreed to convert some of the trade debt owed to Siemens under the supply agreement into 6.4 million shares of the Company’s common stock at a conversion price of $.60 per share. Siemens agreed to eliminate the conversion provisions contained in the credit agreement and to wrap all the remaining debt under the agreements into two self-liquidating tranches under the amended credit agreement. The aggregate maximum commitment amount of the amended credit agreement is $50 million and is now fully self-liquidating with rebate credits earned under the amended supply agreement. The amended credit agreement and amended supply agreement have been extended by two years, to February 2015. The investor rights agreement has been amended to grant Siemens a right of first refusal for all new issuances of equity (except issuances pursuant to employee compensation plans and pursuant to options and warrants outstanding on the date of the amendments) for a period of 18 months and thereafter a more limited right of first refusal and preemptive rights for the life of the investor rights agreement. Pursuant to the amended investor rights agreement, the Company will invite a representative of Siemens to attend meetings of the Board in a nonvoting observer capacity, and provide that representative certain materials distributed to the Board. The amended investor rights agreement provides for the registration of the shares acquired by Siemens pursuant to a resale registration statement. The registration statement of which this prospectus is a part was filed by the Company pursuant to the amended investor rights agreement.

Neither the selling stockholder nor any affiliate of the selling stockholder, nor any person with whom the selling stockholder has a contractual relationship regarding the transaction, has or has had any other position, office or other material relationship with us or our affiliates (or predecessors).

The following table sets forth the name of the selling stockholder, the number of shares of common stock beneficially owned by the selling stockholder, the number of shares that may be offered for resale under this prospectus, the number of shares and percentage (if greater than one percent) of common stock that will be beneficially owned by the selling stockholder after this offering is completed. The number of shares in the column “Shares Being Offered” represents all of the shares that the selling stockholder may offer under this prospectus. The selling stockholder may sell all, some or none of its shares in this offering. See “Plan of Distribution.” We do not know how long the selling stockholder will hold the shares before selling them. The selling stockholder is not required to sell all or any shares offered by this prospectus. In addition, the selling stockholder listed in the table below may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our common stock in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), after the date on which the selling stockholder provided the information set forth on the table below. The table assumes that all shares being offered in this offering are sold to non-affiliates of the selling stockholder.

Names of Selling Shareholder	Shares Beneficially Owned Prior to Offering	Shares Being Offered	Shares Beneficially Owned After Offering	% of Common Stock Beneficially Owned After Offering (if greater than 1%)

Siemens Hearing Instruments, Inc.(1)	6,400,000	6,400,000	0	N/A

Total	6,400,000	6,400,000	0	N/A

(1) The authorized officers who have authority to exercise voting and dispositive power with respect to these shares are Christi Pedra, Chief Executive Officer, and Nicolau Gaeta, Chief Financial Officer, respectively, of Siemens Hearing Instruments, Inc. Under the grant of authority, the named individuals must act jointly.

PLAN OF DISTRIBUTION

The selling stockholder and any of its pledgees, assignees and successors in interest may, from time to time, sell any or all of their shares of common stock, directly or through one or more underwriters, broker-dealers or agents, on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the NYSE Alternext US;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;
•	in block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	through purchases by a broker dealer as principal and resale by the broker dealer for its account;
•	via an exchange distribution in accordance with the rules of the applicable exchange;
•	through privately negotiated transactions;
•	through broker dealers who may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;
•	via a combination of any such methods of sale; and
•	in any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by the selling stockholder, including to its brokers under the margin provisions of customer agreements, and, if the selling stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under any amendment or supplement to this prospectus under Rule 497 or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus. The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the pledgees, donees, transferees, assignees or other successors will be the selling beneficial owners for purposes of this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in sales. If the selling stockholder effects a transaction by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder (or, if any underwriter, broker-dealer or other agent acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such persons and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

HearUSA is required to pay all fees and expenses incident to the registration of the shares, but is not obligated and will not pay any commissions or discounts in connection with the sales to be made by the selling stockholder. HearUSA has agreed to indemnify the selling stockholder and the selling stockholder has agreed to indemnify HearUSA against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

COMMON STOCK

Each share of HearUSA common stock trades with and has attached to it a right to purchase shares of preferred stock. The terms of the rights are set forth in an amended and restated rights agreement dated as of July 11, 2002, between HearUSA and The Bank of New York, as rights agent. Each right entitles the holder to purchase from HearUSA one one-hundredth of a share of Series H Junior Participating Preferred Stock, par value $1.00 per share, at a price of $28.00, subject to adjustment. The rights will be evidenced by common stock certificates and are not exercisable until the earlier of:

•

the close of business on the tenth business day following the date of public announcement of or the date on which HearUSA first has notice or determines that a person or group of affiliated or associated persons has acquired, or has obtained the right to acquire, 15% or more of the outstanding shares of HearUSA voting stock without the prior express written consent of the Board of Directors, or

•

the close of business on the tenth business day following the commencement of a tender offer or exchange offer by a person, without the prior written consent of the Board of Directors, which offer, upon consummation would result in such person’s control of 15% or more of HearUSA voting stock.

If not exercised by the holders or earlier redeemed or exchanged by HearUSA, the rights will expire on December 14, 2009. The purchase price payable, and the number of shares of Series H preferred stock or other securities or property issuable upon exercise of the rights are subject to adjustment from time to time to prevent dilution by action of the Board of Directors and in circumstances described in the amended and restated rights agreement.

INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission, Washington, DC 20549, a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed with the registration statement. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to HearUSA and the common stock offered by this prospectus, reference is made to the registration statement and the exhibits and schedules filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

A copy of the registration statement, and the exhibits and schedules filed with it, may be inspected without charge at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, DC 20549, and the Commission’s regional office located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. The public may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including HearUSA. The address of the site is http://www.sec.gov. The registration statement, including all its exhibits and amendments, has been filed electronically with the Commission.

INFORMATION INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” the information we provide in documents filed with the Commission, which means that we can disclose important information by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document that is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the Commission, modifies and replaces this information. We incorporate by reference the following documents we have filed with the Commission:

(a)	Annual Report on Form 10-K for the fiscal year ended December 29, 2007 (File No. 001-11655);
(b)	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 29, 2008, June 28, 2008 and September 27, 2008 (File No. 001-11655);
(c)

Current Reports on Form 8-K filed on January 9, 2008, February 5, 2008, February 29, 2008, April 1, 2008, April 8, 2008, May 8, 2008, May 13, 2008, July 10, 2008, August 11, 2008, August 12, 2008 (two filings), October 7, 2008, October 31, 2008, November 10, 2008, November 12, 2008, December 23, 2008, December 29, 2008, January 12, 2009 and January 16, 2009; and

(d)	The description of the common stock contained in the company’s Registration Statement on Form 8-A, filed on March 4, 1996 (File No. 001-11655).

In addition, all documents filed by HearUSA with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than those deemed furnished on Form 8-K) after the date of this prospectus and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold, will be considered to be incorporated by reference into this prospectus and to be a part of this prospectus from the dates of the filing of such documents.

You may get copies of any of the incorporated documents (excluding exhibits, unless the exhibits are specifically incorporated) at no charge to you by writing or calling Secretary, HearUSA, Inc., 1250 Northpoint Parkway, West Palm Beach, Florida 33407, telephone (561) 478-8770.

LEGAL MATTERS

The legality of the shares of common stock offered by this prospectus has been passed upon for HearUSA by Bryan Cave LLP, Washington, D.C.

EXPERTS

The financial statements and schedule as of December 29, 2007 and December 30, 2006 and for each of the three years in the period ended December 29, 2007 incorporated by reference in this Prospectus have been so incorporated in reliance on the report of BDO Seidman, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the expenses (other than underwriting discounts and commissions), which other than the SEC registration fee are estimates, payable by HearUSA in connection with the sale and distribution of the shares registered hereby:

SEC registration fee	$140.85
NYSE Alternext US additional listing fee	45,000.00
Accounting fees and expenses	12,000.00*
Legal fees and expenses	25,000.00*
Total	82,140.85*

__________

* Estimated

Item 15. Indemnification of Directors and Officers

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such persons’ heirs, executors and administrators; and

empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Section 145.

Article VII of the HearUSA By-laws provides that HearUSA shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the DGCL.

Section 102(b)(7) of DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article 7 of the HearUSA Certificate of Incorporation provides that the directors of the company shall have no personal liability to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent provided by Section 102(b)(7).

Item 16. Exhibits

See Exhibit Index.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished with the commission by the registrant pursuant to section 13 or section 15(d) of the securities exchange act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on February 13, 2009.

HEARUSA, INC.

By:	/s/ Stephen J. Hansbrough
Name: Stephen J. Hansbrough
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Stephen J. Hansbrough and Gino Chouinard, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in furtherance of the foregoing, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Stephen J. Hansbrough	Chief Executive Officer and Chairman	February 13, 2009
Stephen J. Hansbrough	(Principal Executive Officer)

/s/ Gino Chouinard	President and Chief Financial Officer	February 13, 2009
Gino Chouinard	(Principal Financial Officer)

/s/ Frank Puñal	Chief Accounting Officer	February 13, 2009
Frank Puñal

	Director	February __, 2009
Thomas W. Archibald

/s/ Bruce N. Bagni	Director	February 13, 2009
Bruce N. Bagni

/s/ Paul A. Brown, M.D.	Director	February 13, 2009
Paul A. Brown, M.D.

/s/ Joseph L. Gitterman	Director	February 13, 2009
Joseph L. Gitterman

/s/ Michel Labadie	Director	February 13, 2009
Michel Labadie

/s/ David J. McLachlan	Director	February 13, 2009
David J. McLachlan

/s/ Stephen W. Webster	Director	February 13, 2009
Stephen W. Webster

EXHIBIT INDEX

Exhibit No.	Description
3.1

Restated Certificate of Incorporation of HEARx Ltd., including certain certificates of designations, preferences and rights of certain preferred stock of the Company (incorporated herein by reference to Exhibit 3 to the Company’s Current Report on Form 8-K, filed May 17, 1996 (File No. 001-11655)).

3.2

Amendment to Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1A to the Company’s Quarterly Report on Form 10-Q for the period ended June 28, 1996 (File No. 001-11655)).

3.3

Amendment to Restated Certificate of Incorporation including one for ten reverse stock split and reduction of authorized shares (incorporated herein by reference to Exhibit 3.5 to the Company’s Quarterly Report on Form 10-Q for the period ending July 2, 1999 (File No. 001-11655)).

3.4

Amendment to Restated Certificate of Incorporation including an increase in authorized shares and change of name (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed July 17, 2002 (File No. 001-11655)).

3.5

Certificate of Designations, Preferences and Rights of the Company’s 1999 Series H Junior Participating Preferred Stock (incorporated herein by reference to Exhibit 4 to the Company’s Current Report on Form 8-K, filed December 17, 1999 (File No. 001-11655)).

3.6

Certificate of Designations, Preferences and Rights of the Company’s Special Voting Preferred Stock (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed July 19, 2002 (File No. 001-11655)).

3.7

Amendment to Certificate of Designations, Preferences and Rights of the Company’s 1999 Series H Junior Participating Preferred Stock (incorporated herein by reference to Exhibit 4 to the Company’s Current Report on Form 8-K, filed July 17, 2002 (File No. 001-11655)).

3.8

Certificate of Designations, Preferences and Rights of the Company’s 1998-E Convertible Preferred Stock (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed August 28, 2003 (File No. 001-11655)).

3.9

Amendment of Certificate of Incorporation (increasing authorized capital) (incorporated herein by reference to Exhibit 3.9 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 26, 2004 (File No. 001-11655)).

3.10	Amended and Restated By-Laws of HearUSA, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated May 9, 2005 (File No. 001-11655)).
4.1

Specimen of Certificate representing common stock (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-18, filed September 4, 1987 (Reg. No. 33-17041-NY)).

4.2

Amended and Restated Rights Agreement, dated July 11, 2002 between HEARx and the Rights Agent, which includes an amendment to the Certificate of Designations, Preferences and Rights of the Company’s 1999 Series H Junior Participating Preferred Stock (incorporated herein by reference to Exhibit 4.9.1 to the Company’s Joint Proxy/Prospectus on Form S-4 (Reg. No. 333-73022)).

5.1	Opinion of Bryan Cave LLP.
10.1

Stock Purchase Agreement between Siemens Hearing Instruments, Inc. and HearUSA, Inc. (incorporated herein by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K, filed December 23, 2008 (File No. 001-11655)).

1

23.1	Consent of BDO Seidman, LLP.
23.2	Consent of Bryan Cave LLP (included in Exhibit 5).
24.1	Power of Attorney (included on signature page).

2